EXHIBIT 99.1

Jameson Inns, Inc.	PRESS RELEASE

8 Perimeter Center East, Suite 8050          Atlanta, GA 30346          (770) 481-0305          FAX (770) 901-9550

FOR IMMEDIATE RELEASE

March 29, 2004

Investor Relations Contacts:
EPOCH Financial	(888) 917-5105
Todd Atenhan	tatenhan@epochfinancial.com
Valerie Kimball	vkimball@epochfinancial.com

Jameson Inns, Inc. Appoints David S. Fraser to Board

Atlanta, GA (March 29, 2004) Jameson Inns, Inc. (Nasdaq:JAMS, JAMSP, JAMSO) today announced that David S. Fraser was appointed to the Board of Directors of Jameson Inns, Inc. as a director of the Company.

In his career, Mr. Fraser has served as Vice President, Corporate Banking for Crocker National Bank, a national bank headquartered in Los Angeles, California; Vice-President and Treasurer of Fuqua Industries, Inc., a Fortune 500 company based in Atlanta, Georgia; Chief Financial Officer of Graphic Industries, Inc., a public commercial printing company in Atlanta; and served as Vice President and Chief Financial Officer of Crown Crafts, Inc., a NYSE listed corporation in the home textile industry with headquarters in Atlanta, Georgia, until he retired in 2000. He was also president and a principal of Pawly Industries Corporation a private company involved in the manufacture and distribution of marine accessories. Mr. Fraser currently serves as a director for Delta Apparel, Inc., an AMEX listed company based in Duluth, Georgia that is in the active wear apparel industry, and serves as chairman of that company’s audit committee of the board of directors.

Mr. Fraser earned a Bachelor of Science in Business Administration from the University of California, Los Angeles and served for four years in the Army Corps of Engineers, having graduated with distinction from the U.S. Army Engineer School.

“We are delighted to have someone with David’s finance and business experience join our Board. We know that our commitment to industry-leading guest services together with our reputation as a provider of quality lodging in our markets were factors that Mr. Fraser considered when he decided to accept the position as a Director of the Company” said Thomas W. Kitchin, Chairman and Chief Executive Officer of Jameson.

Jameson Inns, Inc. owns and operates the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

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Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

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